NEWS RELEASE

Contacts:	C. Byron Snyder, CEO
Integrated Electrical Services, Inc.
713-860-1500

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Karen Roan / kcroan@drg-e.com

DRG&E

713-529-6600

INTEGRATED ELECTRICAL SERVICES ANNOUNCES

AGREEMENT IN PRINCIPLE WITH NOTE HOLDERS,

SALE OF BUSINESS UNIT, AND POSTPONEMENT OF

FISCAL 2005 FORM 10-K FILING

HOUSTON — DECEMBER 14, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced that:

•

It has reached a non-binding agreement in principle with an ad hoc committee, whose members hold a majority of the company’s 9 3/8% senior subordinated notes due 2009, for a proposed consensual restructuring of the company’s capital structure

•	It has divested the majority of the assets of one of its commercial and industrial business units based in South Carolina for a gross sales price of $7.1 million
•	It expects to file a Form 12b-25 with the SEC, which provides for a fifteen day extension on filing its Form 10-K for its fiscal year ended September, 30, 2005.
•	It has rescheduled the release of its fiscal 2005 fourth quarter and year end results.

RESTRUCTURING AGREEMENT IN PRINCIPLE

As previously announced, the company has engaged financial advisors to assist in the restructuring of its balance sheet. After discussions with an ad hoc committee of holders of approximately $101 million, or 58%, of its $173 million principal amount of senior subordinated notes, IES has reached a non-binding agreement in principle for a potential restructuring pursuant to which the senior subordinated noteholders would receive in exchange for all of their notes shares representing approximately 82% of the common stock of the reorganized company. Holders of IES’ outstanding common stock and management would retain or receive shares representing approximately 15% and 3%, respectively, of the common stock of the reorganized company.

“We are delighted with this very important and positive step forward for our customers, suppliers and employees,” said Byron Snyder, IES’ president and chief executive officer. “This agreement in principle constitutes substantial progress in our continuing efforts to work to reduce our long term debt, the goal of which is to improve free cash flow, strengthen the balance sheet, enhance surety bonding capacity for our business and release unnecessary constraints on our companies to allow them to increase their business, operations and profitability. At the same time it is important to us that we continue to maintain good relationships with our vendors and suppliers. During this process we fully expect to continue to pay them in full in the ordinary course of business. We are pleased with the faith and support that our customers and suppliers continue to show in us and are pleased that we will be able to reward that support with new business and a new and improved IES.”

The agreement in principle contemplates that the company’s customers, vendors and trade creditors would not be impaired by the restructuring and would be paid in full in the ordinary course of business, and that the company’s senior convertible notes, due 2014, with a current aggregate principal amount outstanding of approximately $50 million, would be reinstated or the holders otherwise provided the full value of their note claims. It is also contemplated that the company’s senior bank credit facility would be reinstated or refinanced at the time of the restructuring. Discussions have already begun with the bank.

If the proposed restructuring were to be consummated, the proposed plan currently contemplates the filing of a pre-packaged Chapter 11 plan of reorganization in order to achieve the exchange of all of the senior subordinated notes for equity. Approval of a proposed plan in a pre-packaged proceeding would require the consent of the holders of at least two-thirds in claim amount and one-half in number of the senior subordinated notes that vote on the plan. The company would seek to enter into a plan support agreement with the members of the ad hoc committee and then formally solicit consents to the proposed restructuring from the holders of the senior subordinated notes. The company expects to begin the out-of-court solicitation process in January of 2006.

There is no assurance that the company will successfully complete the restructuring contemplated by the agreement in principle, or any other restructuring. At this time neither the agreement in principle nor any other proposed restructuring terms have been agreed to by the requisite holders of the senior subordinated notes, and the senior subordinated noteholders can withhold these consents for any or no reason. The agreement in principle is subject to the negotiation of definitive documentation, approval by the requisite noteholders and a court in a Chapter 11 proceeding and customary closing conditions. In addition, the company has previously announced that, as of December 5, 2005, the company’s 30-trading day average stock price was below $1.00, that the company has failed or may fail to meet other published requirements for the continued listing of its common stock on the NYSE, including the exchange’s market capitalization requirements, and that the NYSE may also consider de-listing the common stock, on a discretionary basis, other circumstances regarding the company’s financial condition, including the company’s filing of a Form 12b-25 discussed below and the possibility that the company may consummate the restructuring under the agreement in principle with the ad hoc committee of subordinated noteholders in a prepackaged Chapter 11 case. If the company’s common stock is de-listed from the NYSE, the holders of the company’s senior convertible notes would have the right to put their notes back to the company. The company would likely not be able to pay the principal and accrued interest on those notes if put to the company, and this could affect the success of any plan of reorganization contemplated by the company without an agreement with the holders of the senior convertible notes. Absent an agreement with the holders of the senior convertible notes to any pre-packaged Chapter 11 plan that may be filed, the company would seek to reinstate their notes or give them property equal to the full value of their note claims. The company does not presently have an agreement with any of the holders of the senior convertible notes to the agreement in principle or any other proposed restructuring plan. In the event the restructuring contemplated by the agreement in principle is not consummated, the company will evaluate other alternatives for restructuring its capital structure.

SALE OF BUSINESS UNIT

IES has completed its divestiture program with the sale of the majority of the assets of one of its commercial and industrial business units based in South Carolina for a sales price of approximately $7.1 million, including accounts receivable of approximately $1.3 million retained by IES, the collections of which are guaranteed by the buyer. This unit had net revenues of $39.6 million and operating income of $0.2 million in fiscal 2005. Since its announcement of the divestiture program in October 2004, IES has sold 14 units, primarily operating in the commercial/industrial market, for total cash proceeds of $56.2 million and retained receivables of $3.8 million and has closed two units. These 16 units had combined net revenues of $295.4 million and operating income of $11.4 million in fiscal 2004. The most recent sale marks the conclusion of the company’s divestiture program.

FORM 10-K, EARNINGS RELEASE AND CONFERENCE CALL

The company also announced that it will delay the filing of its Form 10-K for the fiscal year ended September 30, 2005 with the SEC to allow additional time for the completion of its annual audit due to the company’s inability to timely compile information necessary for the completion of the audit and complete the final assessments of its internal controls. The company intends to file a Form 12b-25 with the SEC, which provides for a 15-day extension of the deadline for filing its Form 10-K. The company expects to timely file its Form 10-K upon completion of its annual audit, within this 15-day extension period. IES has also rescheduled its earnings release and conference call. An announcement on the new schedule for each will be published at a later date.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's expectations and involve risks and uncertainties that could cause the company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the company's accounting systems that have been identified to the company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs or limitations on availability of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety companies to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of our credit facility, difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, disruptions or inability to effectively manage opportunities related to Hurricane Katrina and Rita and the expected increase in construction, inability to continue to satisfy the listing requirements of the NYSE, inability to reach agreement with our senior lender on amendments to the credit facility in December, weather and seasonality, inability to remediate any material weaknesses, inability to comply with the terms of our several indentures for our senior notes, inability to restructure the company’s balance sheet in a consensual transaction (whether or not under the protection of the federal bankruptcy laws), inability to pay amounts due under the “put” right under the senior convertible notes which, if exercised, could force the company to seek protection under federal bankruptcy laws. If the company is unable to cause its previously filed S-1 in support of the Senior Convertible Notes to become effective, penalty interest may apply under that agreement. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission ("SEC"), including those under the heading "Risk Factors" contained in our annual report on Form 10-K for the fiscal year ended September 30, 2004, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise the company’s borrowing availability, its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

General information about us can be found at http://www.ies-co.com under "Investor Relations." Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.